Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Viper Resources, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated July 24, 2009, on the balance sheets of Viper Resources, Inc. as at May 31, 2009 and 2008, and the related statements of operations, stockholders' equity , and cash flows for the years then ended and for the period from November 18, 2005 (date of inception) through May 31, 2009.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
February 25, 2010	/s/ Ronald R. Chadwick, P.C.